Exhibit 99.1

For more information, contact:
Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR Corporate Communications Phone (386) 418-8888

Kate Sharadin The Sharadin Group, LLC Phone (425) 869-9778

RTI BIOLOGICS ANNOUNCES 2009 THIRD QUARTER RESULTS

– Company Will Hold Conference Call at 9:00 a.m. ET –

ALACHUA, Fla. (Oct. 28, 2009) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, reported operating results for the third quarter ended Sept. 30, 2009.

Quarterly Highlights:

•	Record revenues of $42.8 million

•	Net income of $2.3 million, or $0.04 per fully diluted share, compared to $388,000, or $0.01 per fully diluted share, as a result of continued increased revenues and margins

•

Amended agreement for exclusive worldwide distribution rights for dermal allografts for use in hernia repair with Davol Inc., a subsidiary of C.R.Bard Inc., to include dermal allografts for breast reconstruction

•	Record revenues in domestic hernia repair, an increase of more than 150 percent over the previous year’s period

•	Increased breast reconstruction revenues by 66 percent over the prior year’s period, reflecting launch quantity shipments to Davol Inc.

•	Launched four new orthopedic implants

•	Received FDA clearance to market bovine pericardium for use in ENT procedures

Revenues were $42.8 million for the third quarter of 2009, representing an 11 percent increase compared to revenues of $38.5 million for the third quarter of 2008. Revenues were $122.6 million for the first nine months of 2009, representing a 12 percent increase compared to revenues of $109.3 million for the first nine months of 2008. The increase in year-over-year revenues for the first nine months reflects the inclusion of Tutogen Medical for the full nine months of 2009 compared to the period of Feb. 28 to Sept. 30, 2008 in the prior year. Tutogen revenues for the period Jan. 1, 2008 to Feb. 27, 2008 were $8.5 million, including international revenues of $3.0 million.

For the third quarter of 2009, the company reported net income of $2.3 million and net income per fully diluted share of $0.04 based on 55 million fully diluted shares outstanding, compared to net income of $388,000 and net income per fully diluted share of $0.01 for the third quarter of 2008, based on 55.7 million fully diluted shares outstanding. For the first nine months of 2009, the company reported net income of $4.4 million and net income per fully diluted share of $0.08 based on 54.7 million fully diluted shares outstanding, compared to net income of $2.5 million and net income per fully diluted share of $0.05 based on 50.4 million fully diluted shares outstanding for the same period last year.

“Our third quarter results were in line with our expectations,” said Brian K. Hutchison, RTI chairman and chief executive officer. “As we enter the last quarter of the year, we are mindful of the continued weakness in the global economy and its impact on procedure volumes and the orthopedic markets in general. Accordingly, we are working diligently to ensure we meet our goals for our distributors and our shareholders.”

Revenue Analysis

Domestic revenues were $37.4 million for the third quarter and $105.4 million for the first nine months of 2009, both representing increases of 12 percent over prior year results for each period. The increase in revenues for the first nine months reflects the inclusion of Tutogen revenues for nine months in 2009 versus the period of Feb. 28 to Sept. 30, 2008 in the prior year. For the third quarter and first nine months of 2009, the strongest domestic performance was in surgical specialties, with sequential and year-over-year growth rates that exceeded market growth rates as we continue to increase sourcing of membrane tissue to support these markets. Growth in surgical specialties offset a decline in dental revenues, which have been significantly impacted by the global economic slowdown. The sports medicine business continues to grow; however, the third quarter revenues were negatively impacted by both a seasonal slowdown in procedures and deferral of procedures due to global economic conditions.

International revenues, which include exports and distribution from our German and French operations, were $5.4 million for the third quarter of 2009 and $17.2 million for the first nine months of

2009, representing increases of 8 percent and 13 percent respectively compared to the prior year period. During the third quarter and first nine months of 2009, currency exchange fluctuations resulted in a decrease in revenues of $229,000 and $1.5 million respectively compared to prior year periods. In addition, first nine month revenues reflect the inclusion of Tutogen revenues for the full nine months in 2009 versus the period of Feb. 28 to Sept. 30, 2008 in the prior year.

2009 Outlook

The company’s 2009 financial guidance includes revenues estimated to be $166 to $168 million, with fully diluted earnings per share of $0.11 to $0.13. There are no changes to this guidance at this time.

Conference Call

RTI will hold a live conference call and simultaneous audio Web cast on Wednesday, Oct. 28, 2009 at 9:00 a.m. ET to discuss third quarter results. The conference call can be accessed by dialing (888) 452-4004. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through Nov. 18, 2009 and can be accessed by calling (888) 203-1112, passcode 7047465; the replay will also be available at www.rtix.com.

About RTI Biologics Inc.

RTI Biologics Inc. was formed when Regeneration Technologies Inc. and Tutogen Medical Inc. merged on Feb. 27, 2008. The company is a leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and when possible, using proprietary, validated sterilization processes. These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Neunkirchen, Germany, and Aix-en-Provence, France. The company is accredited by the American Association of Tissue Banks in the United States.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates”, “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008 (1)
Total revenues	$42,813	$38,534	$122,567	$109,272
Costs of processing and distribution	22,199	20,587	65,003	58,113

Gross profit	20,614	17,947	57,564	51,159

Expenses:
Marketing, general and administrative	14,812	15,255	44,876	40,388
Research and development	2,187	2,059	5,843	6,161
Restructuring charges	—	—	42	450
Asset abandonments	125	—	208	—

Total expenses	17,124	17,314	50,969	46,999

Operating income	3,490	633	6,595	4,160

Total other expense - net	(339)	(8)	(431)	(46)

Income before income tax provision	3,151	625	6,164	4,114
Income tax provision	(838)	(237)	(1,798)	(1,577)

Net income	$2,313	$388	$4,366	$2,537

Net income per common share - basic	$0.04	$0.01	$0.08	$0.05

Net income per common share - diluted	$0.04	$0.01	$0.08	$0.05

Weighted average shares outstanding - basic	54,386,604	53,970,491	54,287,007	48,514,294

Weighted average shares outstanding - diluted	54,954,665	55,741,321	54,729,147	50,384,655

(1)	Includes results of operations for the former Tutogen Medical, Inc. from February 28, 2008 to September 30, 2008.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		TMI Jan 1 - Feb 27
	2009	2008	2009	2008 (1)	2008 (2)
Fees from tissue distribution:
Spine	$10,857	$10,926	$31,527	$29,714	$210
Sports medicine	9,493	8,780	29,211	27,981	53
Dental	6,969	7,789	21,584	19,488	4,957
Surgical specialties	8,422	5,241	19,638	11,753	2,148
Bone graft substitutes	3,913	3,044	11,532	11,775	—
General orthopedic	1,902	1,894	5,469	4,206	1,156
Other revenues	1,257	860	3,606	4,355	(31)

Total revenues	$42,813	$38,534	$122,567	$109,272	$8,493

Domestic revenues	37,384	33,518	105,385	94,036	5,452
International revenues	5,429	5,016	17,182	15,236	3,041

Total revenues	$42,813	$38,534	$122,567	$109,272	$8,493

(1)	Includes revenues of the former Tutogen Medical, Inc. (TMI) from February 28, 2008 to September 30, 2008.
(2)	Revenues for TMI for the period January 1, 2008 to February 27, 2008.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$20,443	$20,076
Accounts receivable - net	16,039	14,668
Inventories - net	92,334	75,182
Prepaid and other current assets	18,961	21,784

Total current assets	147,777	131,710
Property, plant and equipment - net	47,462	47,622
Goodwill	134,688	134,432
Other assets - net	22,738	20,316

Total assets	$352,665	$334,080

Liabilities and Stockholders’ Equity
Accounts payable	$21,871	$16,915
Accrued expenses and other current liabilities	16,178	18,803
Short-term obligations and current portion of long-term obligations	4,021	5,803

Total current liabilities	42,070	41,521
Long-term liabilities	22,578	11,509

Total liabilities	64,648	53,030
Stockholders’ equity:
Stock and additional paid-in capital	405,747	403,787
Accumulated other comprehensive loss	(124)	(765)
Accumulated deficit	(117,606)	(121,972)

Total stockholders’ equity	288,017	281,050

Total liabilities and stockholders’ equity	$352,665	$334,080

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income	$2,313	$388	$4,366	$2,537
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,734	2,438	5,415	6,017
Stock-based compensation	423	381	1,259	1,236
Deferred revenue	8,000	—	8,000	—
Change in working capital	(8,423)	(4,429)	(19,127)	(12,268)
Other	1,490	1,550	1,462	1,957

Net cash provided by (used in) operating activities	5,537	328	1,375	(521)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,138)	(1,838)	(3,046)	(3,929)
Cash acquired in merger, net of transaction costs	—	(389)	—	879
Proceeds from sale of marketable securities	—	—	—	5,192
Proceeds from sale of property, plant and equipment	—	—	18	63
Patent costs	(99)	(75)	(323)	(215)

Net cash (used in) provided by investing activities	(1,237)	(2,302)	(3,351)	1,990

Cash flows from financing activities:
Proceeds from exercise of common stock options	416	729	515	2,208
Excess tax benefit from exercise of common stock options	176	2	186	231
Net proceeds from short-term obligations	445	2,025	—	1,785
Net payments on short-term obligations	—	—	(2,437)	—
Proceeds from long-term obligations	3,029	—	8,578	—
Payments on long-term obligations	(2,162)	(541)	(4,590)	(2,693)

Net cash provided by financing activities	1,904	2,215	2,252	1,531

Effect of exchange rate changes on cash and cash equivalents	72	(11)	91	(2)

Net increase in cash and cash equivalents	6,276	230	367	2,998
Cash and cash equivalents, beginning of period	14,167	21,328	20,076	18,560

Cash and cash equivalents, end of period	$20,443	$21,558	$20,443	$21,558